Exhibit 99.1

            Star Banc Corporation to Acquire Trans Financial Inc.

            CINCINNATI - April 10, 1998 - Star Banc Corporation (NYSE: STB) and Trans Financial Inc. (NASDAQ: TRFI) today announced they have signed a definitive merger agreement. Under the agreement, Star Banc will acquire Trans Financial through a stock-for-stock fixed exchange of 0.9003 Star Banc shares for each share of Trans Financial. The fixed exchange rate of 0.9003 equates to a value of $57.00 per share and is based on Star Banc's closing price on April 9, 1998 of $63.3125 per share. This announcement was made jointly by Jerry A. Grundhofer, Chairman, President and Chief Executive Officer of Star Banc Corporation and Vincent A. Berta, President and Chief Executive Officer of Trans Financial, Inc.

            The value of the transaction is approximately $696 million. This acquisition is expected to be completed late in the third quarter of 1998. Trans Financial, a Bowling Green, Kentucky-based financial services holding company, has $2.2 billion in total assets and 56 branch locations in Kentucky and Tennessee. Star Banc Corporation, based in Cincinnati, Ohio, is a $14.8 billion multi-state bank holding company and operates 328 full-service banking locations in Ohio, Kentucky and Indiana.

            Grundhofer commented, "Trans Financial is an outstanding organization and has developed a high quality employee base under the sales oriented leadership of Vince Berta. Trans Financial has an impressive heritage of being a leader in community banking and Star plans to continue and to build upon this history through the introduction of our industry-leading financial products and services to customers in their marketplace. Combining with Trans Financial gives Star the opportunity to attract new customers and further extend our platform of services into geographic regions which are natural extensions of our existing Kentucky franchise and into important new growth markets in Tennessee. This transaction meets all our acquisition strategy criteria and most importantly is immediately accretive to earnings."

            Upon completion, the Trans Financial merger will give Star the second largest number of branch offices in Kentucky and make Star the third largest bank in terms of deposits in the Commonwealth of Kentucky. Just as important, Star will attain a strong presence in high growth Tennessee markets. Another upside to this merger that makes it strategically attractive is that there is no significant overlap in branch office locations of Star and Trans Financial. Star will also establish a community foundation to be funded with $3 million to be used in the communities currently served by Trans Financial.

            Berta remarked, "Trans Financial currently offers customers commercial, consumer, trust and mortgage banking products and services. These similar lines of business are strong attributes of Star's highly regarded success story and we believe our customers will be best served as a result of this merger, now and in the future. Star Banc is an outstanding organization and an industry leader in customer service and technology. We view this opportunity to merger the two organizations as one that best benefits all stakeholders of Trans Financial."

            Following completion of the merger, Berta will become regional chairman for Star and be responsible for the existing Trans Financial markets. Also, Berta will be named an executive vice president of Star Banc Corporation and Star Bank, N.A., and serve on the organization's managing committee and will report directly to Grundhofer. A representative of Trans Financial's board of directors will join Star Banc Corporation's board of directors.

            The merger is a pooling of interests for accounting purposes and is structured as a tax-free exchange of shares. Star anticipates a $40 million one-time merger related charge. Additionally, Trans Financial granted Star Banc an option to purchase 19.9 percent of its shares exercisable under certain conditions. This agreement is subject to approval by Trans Financial shareholders and federal regulatory agencies.

            Founded in 1863, Star bank is a leader in high quality customer service and relationship banking and was the first bank in the U.S. to offer a fully integrated 24-hour banking system in 1995. Star's 24-hour banking system includes branch banking, voice-activated phone banking, PC banking, super ATMs, screen phone banking, video kiosk banking and Internet banking. Star bank Internet Banking is now available to customers through a state-of-the-art on-line real time system which enables customers to access their total banking relationship, at no charge, through their personal computer. In 1996, Star Bank was the first to offer its Five Star Service Guarantee which assures customers of certain key banking benefits or the customer will be paid for that inconvenience. Star Bank's Internet address is http://www.starbank.com.

        CONTACT:     Star Banc Corporation
                     Steve Dale, Star Banc Media, 513/632-4524
                     David Moffett, Star Banc Analysts, 513/632-4008

                     Trans Financial Inc.
                     Vince Berta, Trans Fin. Analysts 502/745-7504 Michael Moser, Trans Fin. Media, 502/745-7536